PROSPECTUS                                                          EXHIBIT B-5

                           NEW CENTURY ENERGIES, INC.

                   Dividend Reinvestment and Cash Payment Plan

                           Common Stock, $1 Par Value

                              --------------------

     The Dividend Reinvestment and Cash Payment Plan (the "Plan") of New Century Energies, Inc. (the "Company") provides a convenient and economical way for the shareholders of the Company to reinvest cash dividends and, through optional cash payments, to purchase shares of the Company's common stock, $1.00 par value per share (the "Common Stock" or "Company Common Stock"), without paying any service charge and only a minimal brokerage commission.

     On January 31, 1996, shareholders of Public Service Company of Colorado, a Colorado corporation ("PSCo"), and Southwestern Public Service Company, a New Mexico corporation ("SPS"), approved an Agreement and Plan of Reorganization (the "Merger Agreement") and the transactions contemplated thereby including:
(i) the merger of PSCo Merger Corp., a Colorado corporation and wholly owned subsidiary of the Company, and PSCo, with PSCo as the surviving corporation (the "PSCo Merger"), (ii) the merger of SPS Merger Corp., a New Mexico corporation and wholly owned subsidiary of the Company, and SPS, with SPS as the surviving corporation (the "SPS Merger"), (iii) the cancellation and conversion of each outstanding share of PSCo common stock, $5.00 par value per share (the "PSCo Common Stock"), and the SPS common stock, par value $1.00 per share (the "SPS Common Stock"), into the right to receive one share of Company Common Stock and
0.95 of one share of Company Common Stock, respectively (the "Conversion Ratio"), and (iv) the common shareholders of each of PSCo and SPS becoming the common shareholders of the Company (these transactions collectively referred to as the "Merger").

     Upon the consummation of the Merger (the "Effective Date"), all shares of PSCo Common Stock and SPS Common Stock credited to the accounts of participants in the PSCo Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "PSCo DRIP"), the SPS Dividend Reinvestment and Cash Payment Plan for Employees and the SPS Dividend Reinvestment and Cash Payment Plan for Shareholders (collectively, the "SPS DRIP") have been converted into shares of Company Common Stock based on the Conversion Ratio and have been automatically transferred to this Plan. (See Questions 34 and 35.) However, physical certificates representing shares of common stock of PSCo or SPS in your possession must be presented for exchange into Company Common Stock.

     The agent for the Plan ("Agent") is The Bank of New York. Any shareholder enrolled in the Plan as in effect on the Effective Date as a result of an automatic transfer from


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the PSCo DRIP or SPS DRIP will continue to be enrolled in the Plan without taking any action. Any shareholder who wishes to participate in the Plan and who has not been previously enrolled in the Plan must properly complete and return the Authorization Card to the Agent. An Authorization Card may be obtained from the Agent.

     Participants in the plan may:

     a. have cash dividends on all or part of the shares of Company Common Stock registered in their names automatically reinvested and also invest optional cash payments; or

     b. continue to receive cash dividends on shares registered in their names and invest by making optional cash payments of not less than $25 per payment nor more than $100,000 per calendar year.

     Shares purchased under the Plan may be, at the option of the Company, newly issued shares, treasury shares, shares purchased on the open market by the Agent or any combination of the foregoing. The price at which shares of Company Common Stock will be purchased directly from the Company will be the average of the high and low price per share paid on the last day on which Company Common Stock was traded preceding the Investment Date (as defined) as reported on the composite tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association. (See Question 10.) The price at which shares of Common Stock purchased by the Agent on the open market shall be deemed to have been acquired shall be the average price (including brokerage commissions) of all shares purchased by the Agent for Participants in the Plan on the relevant Investment Date.

     Participation in the Plan is entirely voluntary. Any shareholder who does not participate in the Plan will receive cash dividends, as declared, by check.

     This Prospectus relates to [ ] shares of Common Stock of the Company registered for sale under the Plan and should be retained for future reference.


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                              --------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY
               STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              --------------------

                    The date of this Prospectus is [ ], 1997.




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                              AVAILABLE INFORMATION

     New Century Energies, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, will file with the Securities and Exchange Commission ("SEC") reports, proxy statements, and other information, which are available for inspection and copying at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. (The Commission maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.) Copies of such material can be obtained from the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material also can be inspected at the office of the New York Stock Exchange, Inc. (the "NYSE").

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner of shares of the Company to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Prospectus by reference. Requests for such documents should be directed to W. Wayne Brown, Secretary, New Century Energies, Inc., 1225 Seventeenth Street, Denver, Colorado 80202, (Tel: (303) 571-7511).

     The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. [33-64951])(the "NCE 1996 Form 10-K");

          2. The description of the Company's Common Stock contained in the Joint Proxy Statement/Prospectus and Registration Statement on Form S-4 of the Company (File No. 33-64951);

          3. PSCo Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-3280) (the "PSCo 1995 Form 10-K");

          4. PSCo Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (File No. 1-3280) (the "PSCo
     Forms 10-Q");


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                                       5







          5. SPS Annual Report on Form 10-K for the year ended August 31, 1996 (File No. 1-3789) (the "SPS 1996 Form 10-K");

          6. SPS Quarterly Report on Form 10-Q for the quarter ended November 30, 1996 (File No. 1-3789) (the "SPS Form 10-Q"); and

          7. SPS Current Reports on Form 8-K dated October 11, 1996 and February 12, 1997 (File No. 1-3789).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.




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                                   THE COMPANY

     The Company is a Delaware corporation which, as a result of the Merger, is the holding company for PSCo, SPS and certain other subsidiaries. The Company is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The principal executive offices of the Company are located at 1225 Seventeenth Street, Denver, Colorado 80202.

     PSCo. PSCo is an operating public utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. PSCo provides electricity or gas or both in an area having an estimated population of 3.0 million people, of which approximately 2.1 million are in the Denver metropolitan area. The principal executive offices of PSCo are located at 1225 Seventeenth Street, Denver, Colorado 80202.

     SPS. SPS is principally engaged in the generation, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. Electric service is provided through an interconnected system to a population of about one million in a 52,000 square-mile area of the Panhandle and South Plains of Texas, eastern and southeastern New Mexico, the Oklahoma Panhandle and southwestern Kansas. The principal executive offices of SPS are located at Tyler at Sixth, Amarillo, Texas 79101.

                             DESCRIPTION OF THE PLAN

     The following, in question and answer form, sets forth the provisions of the Dividend Reinvestment and Cash Payment Plan effective as of the date of this Prospectus.

Purpose

         1.        What is the purpose of the Plan?

     The purpose of the Plan is to provide shareholders of the Company with a convenient and economical method of purchasing Company Common Stock. Once enrolled in the Plan, shareholders (the "Participants") may also reinvest cash dividends and, through optional cash investments, purchase additional shares of Common Stock at regular intervals. Although the Company expects the Plan to appeal to many shareholders, it is entirely optional. Each shareholder who desires to participate must make an election in the manner set out herein unless he or she is already a Participant in the Plan. (See Question 5.) Each shareholder who is currently participating in the Plan will continue to participate without any further action on such shareholder's part. (See Question 33.)


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Advantages

     2.   What are the advantages of the Plan?

          Participants in the Plan may:

     a. have cash dividends on all or part of the shares of Common Stock registered in their names automatically reinvested and also invest optional cash payments; or

     b. continue to receive cash dividends on shares registered in their names and invest by making optional cash payments of not less than $25 per payment nor more than $100,000 per calendar year.

     Participants will pay only a minimal brokerage commission in connection with open market purchases under the Plan. Such commissions payable by a Plan Participant on each investment will be such Participant's pro rata share of the commissions paid by the Agent in effecting all open market purchases of Common Stock on the applicable Investment Date. The amount of such commissions will be deducted from the dividend reinvested or the optional cash payment, as the case may be, prior to the purchase of shares of Common Stock. However, because the Plan Agent will be making purchases on behalf of all Plan Participants it is expected that the amount of commissions actually paid by a Plan Participant would be minimal compared to that paid by a shareholder who wishes to invest outside of the Plan. The Company will pay the Agent's costs and expenses in connection with the administration of the Plan. Commissions will be added to the shareholders' cost basis of the Common Stock purchased under the Plan.

     Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be purchased for Participants' accounts. Dividends on such fractions, as well as on full shares, will be used to purchase additional shares for the Participants' accounts. The Plan includes a safekeeping service which permits Participants to deposit all of their Common Stock certificates with the Agent, thereby reducing shareholders' risk of loss of physical certificates and making it convenient for shareholders to hold all shares of Common Stock in one account. In addition, regular statements of account will provide Participants with a record of each transaction.

Administration

     3. Who administers the Plan for Participants?

     By participating in the Plan each Participant designates The Bank of New York as his or her Agent under the Plan. The Bank of New York will administer the Plan, purchase shares of Common Stock as Agent for Participants in the Plan, serve as custodian for shares on deposit in the Plan, keep records, send statements of account to Participants and perform


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                                       8





other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be registered in the name of the Agent (or its nominee) and held by the Agent for each Participant in the Plan.

     Participants may contact the Agent by telephone toll free at 1-800-______ between the hours of 9:00 a.m. and 6:00 p.m., Eastern time, on business days or by writing to one of the following addresses. Optional cash payments and all notices and transaction requests concerning the Plan should be mailed to:

                           New Century Energies, Inc.
                           c/o Dividend Reinvestment Plan
                           P.O. Box 1958
                           Newark, NJ  07101-9774

All inquiries regarding your account should be mailed to:

                           New Century Energies, Inc.
                           c/o Investor Relations Department
                           P.O. Box 11358
                           Church Street Station
                           New York, NY  10286-1258

Please include in your letter a telephone number where you may be reached during busines hours.

Participation

     4. Who is eligible to participate?

     The Plan is available to shareholders of the Company. Shareholders who wish to participate must be holders of record of the Company's Common Stock ("Eligible Shareholders"). A shareholder can elect to participate only with respect to shares registered in his or her own name. Owners of Company Common Stock whose shares are registered in names other than their own (e.g., broker, bank nominee) must first become holders of record by having those shares transferred into their own names in order to participate in the Plan with respect to such shares.

     5. How does an Eligible Shareholder join the Plan?

     In order to join the Plan an Eligible Shareholder must properly complete an Authorization Card and return it to the Agent. (See Question 33.)


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                                       9







     An Authorization Card may be obtained at any time by contacting the Agent, The Bank of New York, at 1-800-[ ].

     An Eligible Shareholder may choose to participate in the dividend reinvestment portion of the Plan to the extent of all or part of the shares of Common Stock registered in his or her name and he or she may also make optional cash payments. Alternatively, an Eligible Shareholder may choose to participate in the optional cash payment portion only, and continue to receive cash dividends on shares registered in his or her name.

     6. What does the Authorization Card provide?

     The Authorization Card allows you to indicate how you wish to participate in the Plan.

     Participants must indicate whether dividends should be fully or partially reinvested and whether any additional optional cash payments are to be made. Participants may choose one of the following three options:

     1) Full Dividend Reinvestment: Dividends on all shares of Common Stock registered in your name will be reinvested in additional shares of Common Stock and you will also be entitled to invest optional cash payments in additional shares.

     2) Partial Dividend Reinvestment: By designating the number of shares on which you wish the dividends reinvested, you can cause the dividends on the designated shares to be reinvested in Common Stock and you will also be entitled to invest optional cash payments in additional shares.

     3) Optional Cash Payments Only: Dividends on shares registered in your name will be paid by check as usual and will not be reinvested. You may make optional cash payments (in an amount not less than $25) to the Agent which will be invested in additional shares. Dividends on all shares purchased with optional cash payments and credited to your account under this aspect of the Plan will, however, be reinvested in additional shares unless and until you request that the purchased shares be registered in your name through the issuance of certificates. (See Questions 12 and 20 for information concerning the issuance of certificates.)

     Shareholders who do not participate in the Plan will receive cash dividends, as declared, by check.

     7. When may an Eligible Shareholder join the Plan?

     An Eligible Shareholder may join the Plan at any time. If an Authorization Card specifying "Full Dividend Reinvestment" or "Partial Dividend Reinvestment" is properly completed and received by the Agent in sufficient time to process prior to payment of a particular


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                                       10





dividend, then reinvestment of the designated dividends will commence with that dividend payment. Otherwise, participation will begin with the following dividend payment. Dividend Payment Dates (which are "Investment Dates" for reinvested dividends) normally are February 1, May 1, August 1, and November 1 of each year.

     Optional cash payments may be made at any time after a shareholder has returned a properly completed Authorization Card to the Agent. Although optional cash payments may be made at various times, they are invested only once a month, usually on the "Investment Date." (See Question 13 for information concerning the investment of optional cash payments.)

Costs

     8. Are there any costs to Participants in connection with purchases and sales under the Plan?

     Participants will be charged a pro rata share of the brokerage commissions paid by the Agent for open market purchases of shares made under the Plan. The amount of such commissions will be deducted from the dividend reinvested or the optional cash payment, as the case may be, prior to the purchase of shares of Common Stock. However, due to the volume of purchases of Company Common Stock by the Agent with each reinvestment of dividends or optional cash payments, it is expected that such commissions will be substantially less than commissions which would be payable by purchasing shares of Common Stock outside of the Plan. If the source of the Company Common Stock is treasury shares or newly issued shares (see Question 9), the Participants will not be charged. Administration costs of the Plan will be paid by the Company. In addition, Participants that request the sale, withdrawal or transfer of any of their Plan shares (see Questions 24 and 27) must pay any related brokerage commissions and applicable stock transfer taxes. The Agent may effect open market purchases and sales of shares for the Plan through BNY Brokerage Inc., an affiliated broker-dealer, in which case BNY Brokerage Inc. will receive a commission for effecting such transactions.

Source of Shares

     9. What is the source of shares purchased under the Plan?

     The Company has the sole discretion to determine whether shares purchased under the Plan will come from the authorized and unissued shares of Company Common Stock, treasury shares or shares purchased on the open market by the Agent for Plan Participants. The Company will not change its determination as to the source of the shares more than once in any three month period. Any such change will be based on a determination by the Chief Financial Officer of the Company with respect to the Company's capital needs or another compelling reason for a change.


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                                       11







Purchases

     10. What will be the price of shares of Common Stock purchased under the Plan?

     The price at which authorized and unissued shares of Company Common Stock and treasury stock will be purchased from the Company will be the average of the high and low price per share paid on the last day on which Company Common Stock was traded preceding the Investment Date as reported on the composite tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association.

     The price at which shares of Common Stock purchased by the Agent on the open market shall be deemed to have been acquired shall be the average price (including brokerage commissions) of all shares purchased by the Agent for Participants in the Plan on the relevant Investment Date. Such purchases may be made on any securities exchange where Company Common Stock is traded.

     The Agent may commingle Participants' funds (dividends and optional cash payments) with those of others participating in the Plan. The Agent shall have no responsibility as to the market value of shares acquired for Participants' accounts.

     11. How many shares of Common Stock will be purchased for Participants?

     You cannot purchase a previously specified number of shares. Your account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested (less, in the case of open market purchases, your pro rata share of brokerage commissions) divided by the purchase price per share.

     12. Will certificates be issued to Participants for shares of Common Stock purchased under the Plan?

     Certificates for whole shares of Common Stock purchased under the Plan will be issued only upon your written request to the Agent. (See Question 20 for instructions on certificate issuance and Question 27 for information on termination of participation in the Plan.)

     13. When will dividends and/or optional cash payments be invested?

     Dividends will be reinvested in additional shares of Company Common Stock on the dividend payment dates (each, an "Investment Date") of February 1, May 1, August 1, and November 1, or as soon as practicable thereafter. Optional cash payments will be invested on the first business day of each month (also "Investment Dates") or soon as practicable there-


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                                       12





after. Shares purchased will be credited to a Participant's account on the first day of each month or as soon as practicable thereafter. Optional cash payments received on or before the business day preceding a given Investment Date will be invested on that Investment Date. Optional cash payments received on or after a given Investment Date will be held by the Agent until the next Investment Date. The Company recommends that optional cash payments be sent so as to be received shortly before an Investment Date since no interest will be paid on such payments. (See Questions 18 and 19 for information on when dividends will be paid on shares purchased with optional cash payments.)

Optional Cash Payments

     14. Who is eligible to make optional cash payments?

     Eligible Shareholders who are Participants in the Plan or who have submitted a properly completed Authorization Card may make optional cash payments at any time.

     Eligible Shareholders may make an initial optional cash payment of not less than $25 per payment nor more than $100,000 total per calendar year when enrolling in the Plan by enclosing a check or money order with the properly completed Authorization Card. Checks or money orders should be made payable to The Bank of New York and mailed with the Authorization Card. Thereafter, optional cash payments may be made at any time by sending your personal check or money order to the Agent.

     PARTICIPANTS WHO WISH TO MAKE REGULAR OPTIONAL INVESTMENTS SHOULD CONTACT THE AGENT TO REQUEST AN AUTOMATIC MONTHLY DEDUCTION FORM. THIS PROGRAM PROVIDES THE CONVENIENCE OF AUTOMATIC MONTHLY INVESTMENTS DEDUCTED DIRECTLY FROM YOUR BANK ACCOUNT, WITHOUT THE NEED TO MAIL CHECKS.

     15. May a Participant withdraw an optional cash payment?

     Yes. A Participant may withdraw an optional cash payment by sending to the Agent written notice of his or her intention to make such withdrawal, provided, however, that the Agent receives such written notice not later than [48 hours]1 before the next Investment Date.

     16. Are there any limitations on optional cash payments?

----------
1        BONY to confirm.

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                                       13







     Optional cash payments may be made at any time but may not be less than $25 per payment nor more than $100,000 per calendar year. Accordingly, if payments in excess of the combined $100,000 limit per calendar year are remitted, the Agent will return the excess to the Participant. The Agent will also return any optional cash payments which are for amounts less than $25. The same amount of money need not be sent with each payment, and there is no obligation to make an optional cash payment each month.

Reports to Participants

     17. What kind of reports will be sent to Participants in the Plan?

     Soon after investment of optional cash payments and/or dividends, Participants will receive a statement indicating the amount of dividends, optional cash payments, and/or payroll deductions, the purchase price, number of shares purchased and the total number of shares in their account. THESE STATEMENTS ARE A PARTICIPANT'S CONTINUING RECORDS OF THE TAX COST OF THEIR PURCHASES OF COMPANY COMMON STOCK UNDER THE PLAN, AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES UNTIL SUCH TIME AS THE PARTICIPANT HAS DISPOSED OF ALL SUCH SHARES. Participants will also receive copies of the Company's annual and quarterly reports to shareholders and proxy statements. All dividends paid on shares held in the Plan for a Participant will be reported to the Internal Revenue Service.

Dividends

     18. Will Participants be credited with dividends on shares held in their accounts under the Plan?

     On the Dividend Payment Date, the Agent will credit the dividends attributable to those outstanding shares held in the Plan for the Participant's account as of the dividend record date and will reinvest such dividends.

     Participants whose participation is limited to optional cash payments will receive dividend checks on those shares registered in their name. Dividends on all shares credited to their account under the Plan will be reinvested in additional shares of Company Common Stock.

     19. How will dividends be handled?

     Dividends on all shares credited to your account in the Plan, including shares purchased with reinvested dividends or optional cash payments, will be reinvested in additional shares. Cash dividends will be paid directly to you only with respect to those whole shares for which certificates have been issued. Any shares remaining in your account after issuance of


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                                       14





certificates for whole shares will continue to be credited to your account, and dividends paid with respect thereto will be reinvested in additional shares.

     Shares purchased with optional cash payments invested on an Investment Date which corresponds to a Dividend Payment Date, usually February 1, May 1, August 1 and November 1, will not receive the dividend paid on that Investment Date. This is because the investment will be made after the record date for the dividend payment made on that Investment Date.

Issuance of Certificates

     20. How may a Participant obtain certificates for shares purchased under the Plan?

     A Participant may obtain certificates for any number of whole shares in the Participant's Plan account at any time by notifying the Agent in writing to that effect. Certificates for whole shares of stock will be issued to the Participant, but in no event will certificates for fractional shares be issued. Any shares remaining in the Participant's account will continue to be credited to that account, and dividends paid with respect thereto will be reinvested in additional shares, until participation in the Plan is terminated. (See Question 27 for information on termination of participation and liquidation of fractional shares.)

     21. What happens to a Participant's Plan account if all certificates held by the Participant are transferred or sold?

     If the Participant disposes of all certificates representing shares of the Common Stock held by the Participant in the Participant's own name, the Agent will continue to reinvest the dividends on the shares held in the Plan account until participation in the Plan is terminated.

Safekeeping Service

     22. Can Participants deposit their registered shares with the Plan?

     You may deposit any Common Stock certificates in your possession and registered in your name with the Agent for safekeeping. Shares deposited for safekeeping will be transferred into the name of the Agent, as agent for Participants in the Plan, and credited to your account under the Plan. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates with respect to the shares credited to your account.

     23. What are the advantages of using the depositary service of the Plan?


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                                       15







     The Plan's depositary service for the safekeeping of stock certificates offers two significant advantages to you. First, the risk associated with loss of your stock certificates is eliminated. If a stock certificate is lost, stolen or destroyed, no transfer or sale of the shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork to you, to the Company and to the Company's transfer agent. Second, because shares deposited with the Plan for safekeeping are treated in the same manner as shares purchased through the Plan, they may be sold through the Plan in a convenient and efficient manner.

How to Sell Shares

     24. May a Participant transfer all or a part of the Participant's Plan shares to another person?

     Yes. If you wish to transfer ownership of all or part of the shares of Common Stock in your account through gift, private sale or otherwise, you may effect transfer by mailing to the Agent at the address in Question 3 a properly executed stock assignment along with a letter stating your specific instructions regarding the transfer and both an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of such shares are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Agent will provide the appropriate forms upon request. Any shares so transferred by you will be withdrawn from your account, and your account statement will show the number of shares withdrawn.

     You may also transfer all or a portion of the shares of Common Stock in your Plan account into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization Form to open a new account within the Plan. (See Question 5.) The Authorization Form should be sent to the Agent along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account. All Participants listed on a current Plan account must sign the written request, and their signatures must be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion Program. Unless otherwise indicated in the Authorization Form, the new account will provide for "Full Dividend Reinvestment." (See Question 6.) You may contact the Agent at (800)___-____ to obtain additional information and required forms to effect a "book-to-book" transfer.

     25. When shares in the Plan are transferred to another person who wishes to become a Participant in the Plan, will the Agent issue a stock certificate to the transferee?


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     No. The Agent will retain such shares. An account in the Plan will be opened in the name of the person to whom such shares are transferred, although a signed Authorization Form will be required before the transfer can be effected.

     26. How will a transferee be advised of the transfer?

     After the transfer has been made, a transferee of shares from a Participant will receive a statement showing the number of shares transferred to and held in the transferee's Plan account.

Termination by a Participant

     27. How does a Participant terminate participation in the Plan?

     A Participant may terminate participation in the Plan prior to any dividend payment date by giving written notice of termination signed by all persons for whom the account is carried and directed to the Agent. Any notice received too late to process before the payment date will not become effective until after dividends paid on such payment date have been credited to the Participant's account and invested as provided in the Plan. After termination, all dividends will be paid to the Participant in cash.

     In requesting termination, a Participant may elect to receive either Common Stock or cash for all of the full shares in the Participant's account. If the Participant elects cash, the Agent will sell such Common Stock and send proceeds to the Participant, net of any applicable brokerage commission and transfer tax. If no election is made in the request for termination, a certificate for the total number of whole shares held in the account will be issued to the Participant. In every case of termination, the Participant's interest in fractional shares will be adjusted in cash based on the market price of Company Common Stock on the date the termination becomes effective as determined by the Agent and uninvested voluntary cash contributions credited to the Participant's account will be distributed in cash.

     Any optional cash payment received from a Participant after timely receipt by the Agent from such Participant of a notice of termination will not be invested but will be returned to the Participant. (See Question 16 relating to withdrawal of optional cash payments.)

-------------------------------------------------------------------------------
                  The Participant should recognize that neither the Company nor the Agent can purchase any whole shares from Participants upon their withdrawal from the Plan.
-------------------------------------------------------------------------------

Other Information

     28. What happens if the Company issues a stock dividend or declares a stock split?


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                                       17







     Any stock dividend or shares resulting from stock splits with respect to shares, both full and fractional, credited to Participants' accounts will be added to their accounts. Stock dividends or stock splits distributed on shares of Common Stock registered in the name of the Participant will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

     29. How will a Participant's Plan shares be voted at a meeting of shareholders?

     All shares credited to an account under the Plan will be voted as directed. If on the record date for a meeting of shareholders there are shares credited to an account under the Plan, proxy material will be sent for such meeting. When an executed proxy is returned in a timely manner, it will be voted with respect to all shares credited to the Participant's account under the Plan (including any fractional share). Participants may instead vote all of such shares in person at the shareholders' meeting.

     30. What are the Federal income tax consequences of participation in the Plan?

     Dividends, even though reinvested and not actually received by the Participant, are taxable just as though they had been received directly by the Participant. If shares of Company Common Stock are purchased on the open market with reinvested dividends, a Participant will be treated for Federal income tax purposes as having received a dividend distribution equal in amount to the cash dividend used to purchase such shares and to have paid the allocable portion of related brokerage commissions. Such dividend distribution will be reported on the Participant's year-end Form 1099-DIV. A Participant's tax basis of shares so purchased will equal the amount treated as a dividend distribution.

     If shares of Company Common Stock are purchased directly from the Company with reinvested dividends, a Participant will be treated for Federal income tax purposes as having received a dividend distribution equal in amount to the fair market value of the purchased shares on the dividend Payment Date, including fractional shares, purchased for the Participant. Such dividend distributions will be reported on the Participant's year-end Form 1099-DIV. A Participant's tax basis of the shares so purchased will be equal to the amount treated as a dividend distribution to the Participant.

     A Participant who purchases shares of Company Common Stock with voluntary cash payments will not recognize any taxable income upon such purchase. The tax basis of such shares will be the amount of the voluntary cash payment.

     A Participant's holding period for shares of Common Stock acquired pursuant to the Plan generally begins on the day following the date the shares are credited to the Participant's account.

     Each statement of account will show the amount of dividends paid and reinvested, shares purchased, as well as the price per share to be used in determining the cost basis of the Common Stock purchased with reinvested dividends and/or cash payments pursuant to the stock purchase provision of the Plan.

     A Participant will not realize any taxable income when the Participant receives certificates for whole shares credited to the Participant's account under the Plan, either upon request for certificates for certain of these shares, or upon termination of participation or termination of the Plan by the Company. However, gain or loss may be realized by the Participant when whole shares are sold, either by the Agent pursuant to the Participant's request when the Participant terminates participation in the Plan or by the Participant after withdrawal or termination. In addition, a Participant who receives, upon termination of participation or termination of the Plan by the Company, a cash adjustment for a fraction of a share credited to the Participant's account may realize a gain or loss with respect to such fraction. The amount of any such gain or loss would be the difference between the amount which the Participant receives for a fractional share and the Participant's cost basis therefor.

     In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and shareholders subject to backup withholding, the Agent will invest in shares of Common Stock an amount equal to the dividends of such Participants, less the amount of tax required to be withheld. The quarterly statements confirming purchases made for such Participants will indicate the net dividend payment reinvested.

     This description of Federal income tax consequences of participating in the Plan is only a summary and is not intended to be a complete description of all tax consequences of participating in the Plan. Eligible shareholders should consult their tax advisors as to the Federal income tax consequences of Plan participation in their particular situations, as to rules applicable in special circumstances, such as death of a Participant or gift of shares held under the Plan or other tax consequences, and as to the tax consequences of Plan participation under applicable state, local or foreign income tax laws.

     31. What is the responsibility of the Company under the Plan?

     Neither the Company nor the Agent administering the Plan will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receiving notice of death.

     The Participant should recognize that neither the Company nor the Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

     32. May the Plan be changed or discontinued?

     The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the sole right to make modifications to the Plan without the necessity of Participants' approval. Participants will be notified of any suspension, termination or modification.

     33. How will a Participant in the PSCo DRIP or the SPS DRIP become a Participant in this Plan?

     Upon the consummation of the Merger, all shares of PSCo Common Stock and SPS Common Stock credited to the accounts of Participants in the PSCo DRIP and the SPS DRIP were cancelled and converted into shares of the Company Common Stock based on the Conversion Ratio and were automatically transferred to this Plan without any action by the Participant. However, physical certificate representing shares of PSCo Common Stock and SPS Common Stock in your possession must be presented for exchange into Company Common Stock.

     34. Is a Participant of the PSCo DRIP or the SPS DRIP required to continue to participate in this Plan?

     Participants in the PSCo DRIP or the SPS DRIP may elect to discontinue participation in this Plan in accordance with the terms of this Plan. (See Question 27.)

                                 USE OF PROCEEDS

     The Company has no basis for estimating the number of shares of Common Stock that ultimately will be purchased from the Company pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of any shares of authorized and unissued stock or treasury stock sold pursuant to the Plan will be added to the general funds of the Company and used for general corporate purposes.

                                     EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1996 included in the NCE 1996 Form 10-K, which is incorporated herein by reference, are incorporated herein in reliance upon the report of Arthur Andersen LLP, independent public accountants, included in the NCE 1996 Form 10-K, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of PSCo and its subsidiaries as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and the related financial statement schedule, included in the PSCo 1995 Form 10-K, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants ("Arthur Andersen"), as set forth in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said PSCo report which includes and explanatory paragraph that describes uncertainties discussed in Note 2 to the consolidated financial statements relating to PSCo's Fort St. Vrain Nuclear Generating Station.

     With respect to the unaudited consolidated interim financial information of PSCo and subsidiaries for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, included in the PSCo Forms 10-Q, which are incorporated herein by reference, Arthur Andersen has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that consolidated condensed interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated condensed interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The consolidated financial statements incorporated in this prospectus by reference from the SPS 1996 Form 10-K for the year ended August 31, 1996 have been audited by Deloitte & Touche LLP, independent certified public accountants ("Deloitte & Touche") , as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to any unaudited interim financial information included in SPS's Quarterly Reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports that are included in SPS's Quarterly Reports on Form 10-Q that are or will be incorporated by reference herein, they did not audit or will not have audited and they did not express or will not have expressed an opinion on such interim financial information. Accordingly, the degree of reliance of any of their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL OPINIONS

     The legality of the share of Common Stock offered hereby has been passed upon for the Company by _______________, New York, New York.



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


=========================================================    =========================================================

     No  person   has  been   authorized   to  give  any
information or to make any  representation not contained
in  this   Prospectus   and,  if  given  or  made,  such
information  or  representation  must not be relied upon
as  having  been   authorized   by  the  Company.   This
Prospectus  does  not  constitute  an offer to sell or a                    NEW CENTURY ENERGIES, INC.
solicitation  of an  offer to buy any  securities  other
than  the  securities  offered  hereby  or  any  of  the
securities  offered  hereby in any  jurisdiction  to any
person  to whom it is  unlawful  to make  such  offer in
such   jurisdiction.   Neither  the   delivery  of  this
Prospectus nor any sale made hereunder shall,  under any
circumstances,  create  any  implication  that there has                    Dividend Reinvestment and
been no change in the affairs of the  Company  since the                        Cash Payment Plan
date hereof.

                   TABLE OF CONTENTS

                                                 Page

Available Information.......................
Incorporation of Certain
    Documents by Reference..................                                  _____________________
Description of the Plan.....................
    Purpose.................................                                        PROSPECTUS
    Advantages..............................                                  _____________________
    Administration..........................
    Participation...........................
    Costs...................................
    Source of Shares........................
    Purchases...............................
    Optional Cash Payments..................
    Reports to Participants.................
    Dividends...............................
    Issuance of Certificates................
    Safekeeping Service.....................
    How to Sell Shares......................
    Termination by a Participant............
    Other Information.......................
Use of Proceeds.............................
Experts.....................................
Legal Opinions..............................




                                                                                  Dated: , 1997

=========================================================    =========================================================
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